EXHIBIT 99.1

NEW WORLD PASTA COMPANY

85 Shannon Road

Harrisburg, PA 17112

CONTACT:	Cary A. Metz (717) 526-2200

NEW WORLD PASTA COMPANY ANNOUNCES AMENDMENT OF CREDIT

FACILITY AND BOND WAIVER

HARRISBURG, PA – August 12, 2003—New World Pasta Company announced today that the lenders under its senior secured credit facility have approved an amendment to that facility. The amendment permits New World Pasta to file its Annual Report for the fiscal year ended December 31, 2002, and its 2003 quarterly reports, by December 31, 2003. The amendment also expands the Company’s borrowing capacity under the Company’s senior secured credit facility, with such borrowings to be funded through a participation by an affiliate of New World Pasta’s majority stockholder, sets new financial and other covenants and modifies certain provisions of the Company’s existing Term C, D and E loans. The amendment runs through February 10, 2004.

New World Pasta also announced today that the holders of its 9 ¼% Senior Subordinated Notes due 2009 under the Indenture dated February 19, 1999 have also waived certain filing defaults under that Indenture. This waiver permits New World Pasta to file its Annual Report for the fiscal year ended December 31, 2002, and its 2003 quarterly reports, by December 31, 2003, consistent with its credit facility as amended. As a result of the credit facility amendment and the waiver of certain filing defaults under its Indenture, New World Pasta Company is in compliance with all of its obligations under these agreements.

“We are grateful for the continued support that our Company has received from our bank group, our bondholders and our majority stockholder,” stated Wynn Willard, New World Pasta’s Chief Executive Officer. “We are also pleased with the broad-based initiatives we have in progress to improve our business. Every business has obstacles to overcome, and we are addressing ours through improved supply chain management, cost reductions, and a focus on value for our consumers.”

New World Pasta is a leading marketer and supplier of dry pasta in the United States and Canada, with well-known brands such as RONZONI, CREAMETTE, SAN GIORGIO, AMERICAN BEAUTY, SKINNER and PRINCE. Headquartered in Harrisburg, Pennsylvania, New World Pasta has over 1,200 employees in the United States, Canada and Italy.

FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH REPRESENTS THE COMPANY’S EXPECTATIONS AND BELIEFS CONCERNING FUTURE EVENTS THAT INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS RELEASE ARE FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE THE COMPLETION OF THE COMPANY’S THIRD QUARTER FINANCIAL STATEMENTS, WHICH COULD UNCOVER ADJUSTMENTS IN PRESENTLY UNKNOWN AREAS, THE PREPARATION OF RESTATED HISTORICAL FINANCIAL STATEMENTS, IF NECESSARY, AS WELL AS THOSE FACTORS SET FORTH IN OUR PERIODIC REPORTS FILED WITH THE SEC. CONSEQUENTLY, ALL OF THE FORWARD LOOKING STATEMENTS MADE IN THIS PRESS RELEASE ARE QUALIFIED BY THESE AND OTHER FACTORS, RISKS AND UNCERTAINTIES.